Press Release

Novavax Reports Third Quarter 2023 Financial Results and Operational Highlights

•Received authorization from the U.S. FDA and approval from the European Commission for the Company’s updated COVID-19 vaccine, and launched the only protein-based non-mRNA vaccine option
•Secured broad access to Novavax’s COVID-19 vaccine in the U.S.
•R21/Matrix-M malaria vaccine received recommendation from WHO, resulting in initial sales of Matrix-M for launch
•Anticipate Phase 3 COVID-19-Influenza Combination vaccine trial to commence in 2024, with potential for accelerated approval and launch in 2026
•Expect to deliver total revenue at low end of guidance range for season, when accounting for some revenue shifting into first quarter 2024
•Prepared to initiate additional cost reduction program, targeting over $300 million in 2024 to align company scope and structure with future COVID-19 market opportunity
•Company to host conference call today at 8:30 a.m. ET

GAITHERSBURG, Md., Nov. 9, 2023 – Novavax, Inc. (Nasdaq: NVAX), a global company advancing protein-based vaccines with its Matrix-M™ adjuvant, today announced its financial results and operational highlights for the third quarter ended September 30, 2023.

“We are proud of the progress we made over the last quarter to deliver the only protein-based non-mRNA vaccine option in the U.S. and have worked to provide broad access across retail pharmacies and healthcare offices,” said John C. Jacobs, President and Chief Executive Officer, Novavax. “With the delayed start of respiratory vaccinations, we believe we have yet to reach the midpoint of the vaccination season and, with early and encouraging signs of demand for our vaccine, we believe there remains opportunity to deliver doses and grow our share. This reinforces our belief that the long-term COVID-19 market represents a sustainable opportunity for Novavax in the years to come.”

“As previously stated, one of our key objectives is to strengthen the financial stability of the company. We are currently exceeding the targeted reductions announced earlier in the year and did so while launching our updated vaccine. To more efficiently scale our business, we are prepared to initiate additional cost reductions to further reduce expenses in 2024 by over $300 million, while continuing to maintain our key capabilities and our ability to bring forward a combination vaccine.”

Third Quarter 2023 and Recent Highlights

During the third quarter, Novavax continued to make progress on its three key priorities for 2023.

Priority #1: Deliver an Updated COVID-19 Vaccine for the Upcoming 2023 Fall Vaccination Season

U.S. Market: Novavax received Emergency Use Authorization (EUA) from the U.S. Food and Drug Administration (FDA) in October for its updated COVID-19 vaccine and is executing its commercial strategy to maximize access for consumers who want a protein-based non-mRNA vaccine option.

•Expect U.S. 2023-2024 season COVID-19 vaccine demand of between 30 and 50 million doses, with potential for significant November and December vaccinations given current trends and later start as compared to 2022

•Secured broad access to the Company’s updated vaccine through major pharmacies, clinics and government programs

oNovavax’s vaccine is available at approximately 14,000 pharmacy locations, including Costco, CVS Pharmacy, Giant, Publix, Rite Aid and Stop & Shop

Global Markets: Received approval in Europe for the Company’s updated COVID-19 vaccine in individuals aged 12 and older

•Advanced regulatory filings against existing APAs for Australia, Canada, New Zealand, Singapore and Taiwan

Priority #2: Reduce Rate of Spend, Manage Cash Flow and Evolve Scale and Structure

Novavax has made significant progress on its commitment to improve its financial position while maintaining the capabilities to support long-term value creation.

•Reduced current liabilities by $128 million during the third quarter of 2023 and by approximately $1 billion as of September 30, 2023

•Reduced year-to-date operating expenses through the third quarter of 2023 by $950 million or 47%, as compared to 2022

•On track to exceed the previously announced global restructuring and cost reduction plan for 2023 by over $100 million for combined Research and Development (R&D) and Selling, General, and Administrative (SG&A) expenses

•Prepared to initiate additional cost reductions to further reshape the size and scope of global operations beyond previously stated cost reduction targets by over $300 million

Priority #3: Leverage Technology Platform, Capabilities, and Portfolio of Assets to Drive Additional Value Beyond Nuvaxovid™

Novavax remains focused on leveraging its technology platform to drive long-term growth and protect global health.

•Expect to initiate a pivotal Phase 3 trial for COVID-19-Influenza Combination (CIC) vaccine candidate in the second half of 2024, with potential for accelerated approval and launch as early as 2026

•Advanced partnerships with Matrix-M adjuvant technology
oR21/Matrix-M vaccine received recommendation from the World Health Organization; launch expected in 2024

Third Quarter 2023 Financial Results

•Total revenue for the third quarter of 2023 was $187 million, compared to $735 million in the same period in 2022. Third quarter 2023 grant revenue of $165 million benefited from milestone achievements related to U.S. market preparedness and progress on clinical projects. Third quarter 2023 royalty and other revenue includes $12 million in Matrix-M sales to our collaboration partner in support of launch preparations for the R21/Matrix-M malaria vaccine.

•Cost of sales for the third quarter of 2023 were $99 million, compared to $435 million in the same period in 2022. Third quarter 2023 cost of sales includes $82 million related to excess, obsolete or expired inventory and losses on firm purchase commitments as compared to $249 million in the same period in 2022. Third quarter 2023 cost of sales also includes a $22 million benefit related to certain negotiated reductions to previously recognized firm purchase commitments.

•R&D expenses for the third quarter of 2023 were $106 million, compared to $304 million in the same period in 2022. The decrease was primarily due to reduction in clinical and manufacturing spend and a $58 million benefit associated with the negotiated settlement of manufacturing liabilities recorded in the third quarter of 2023.

•SG&A expenses for the third quarter of 2023 were $107 million, compared to $123 million for the same period in 2022. The decrease was primarily due to certain cost containment measures to reduce operating spend

•Net loss for the third quarter 2023 was $131 million, compared to a net loss of $169 million in the same period in 2022.

•Cash, cash equivalents and restricted cash were $666 million as of September 30, 2023, compared to $518 million as of June 30, 2023, and $1.3 billion as of December 31, 2022. Through sales of Novavax common stock pursuant to at-the-market offerings during the third quarter of 2023, Novavax raised net proceeds of $143 million.

Financial Framework

Novavax is updating its Full Year 2023 guidance and providing First Quarter 2024 total revenue guidance:

For updated total revenue guidance, we have included combined FY 2023 and Q1 2024 total revenue to reflect the full delivery timing and revenue recognition of sales associated with the 2023-2024 vaccination season. Consistent with 2023, we originally expected no product sales revenue in the first quarter of 2024. Due to the delayed start to and expectation for a longer season in the U.S., we expect some portion of revenue recognition will extend into the first quarter of 2024. In addition, outside of the U.S., some portion of APA dose deliveries may extend into the first quarter of 2024.

$ in millions	Prior (as of August 8, 2023)	Updated (as of November 9, 2023)

	FY 2023	Combined FY 2023 & Q1 2024	FY 2023	Q1 2024[3]
Total Revenue[1]	$1,300 - $1,500	$1,300	$900 - $1,100	$300
Product Sales[1]	$960 - $1,140	$850	$475 - $625	$300
Grants, royalties & other	$340 - $360	$450	$425 - $475

Combined R&D and SG&A2	$1,300 - $1,400		$1,150 - $1,250

1.Full year 2023 and first quarter 2024 guidance reflects APAs based on committed dose delivery schedules of over $700 million, secured new orders and U.S. market sales of $50 million to $150 million, subject to updated variant manufacturing and regulatory approvals.
2.Full year 2023 adjusted combined R&D and SG&A expenses include one-time restructuring costs for which $15 million was recorded in the second quarter 2023.
3.The first quarter 2024 total revenue guidance reflects the balancing amount to achieve our expected combined full year 2023 and first quarter 2024 product sales and total revenue. We previously expected no product sales in the first quarter of 2024.

Novavax is prepared to initiate an additional cost reduction program to reduce 2024 expenses by over $300 million:

Intend to further reshape the size and scope of global business operations beyond previously announced 2024 targets to align with the COVID-19 market opportunity.
oAnticipate reducing 2024 R&D and SG&A expenses by over $200 million compared to prior targets to reflect $750 million or lower spend for 2024, representing a greater than 50% reduction compared to 2022.
oIn addition, anticipate reducing supply network costs by over $100 million as we continue to rationalize our manufacturing footprint.

Conference Call

Novavax will host its quarterly conference call today at 8:30 a.m. ET. The dial-in numbers for the conference call are (877) 550-1858 (Domestic) or (848) 488-9160 (International). Participants will be prompted to request to join the Novavax, Inc. call. The passcode entry number is 1754341. A replay of the conference call will be available starting at 11:30 a.m. ET on November 9, 2023, until 11:59 p.m. ET on November 16, 2023. To access the replay by telephone, dial (800) 645-7964 (Domestic) or (757) 849-6722 (International) and use passcode 5567#.

A webcast of the conference call can also be accessed on the Novavax website at novavax.com/events. A replay of the webcast will be available on the Novavax website until February 7, 2023.

Trade Name in the U.S.

The trade name Nuvaxovid has not been approved by the U.S. FDA.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) promotes improved health by discovering, developing and commercializing innovative vaccines to help protect against serious infectious diseases. Novavax, a global company based in Gaithersburg, Md., U.S., offers a differentiated vaccine platform that combines a recombinant protein approach, innovative nanoparticle technology and Novavax's patented Matrix-M adjuvant to enhance the immune response. Focused on the world’s most urgent health challenges, Novavax is currently evaluating vaccines for COVID-19, influenza and COVID-19 and influenza combined. Please visit novavax.com and LinkedIn for more information.

Forward-Looking Statements

Statements herein relating to the future of Novavax, its near-term priorities including delivering an updated COVID-19 vaccine for the 2023-2024 vaccination season, reducing rate of spend, managing cash flow and evolving its scale and structure, the amount and impact of Novavax’s previously announced global restructuring and cost reduction plan and new cost reduction plan, its operating plans, objectives and prospects, full year 2023 and first quarter 2024 financial guidance, its future financial or business performance, conditions or strategies, its partnerships, including with respect to the launch of R21/Matrix-M Malaria vaccine, the ongoing development of its updated COVID-19 vaccine, its CIC vaccine candidate and stand-alone influenza vaccine candidate, the scope, timing and outcome of future and pending regulatory filings and actions, including Novavax’s expected U.S. Biologics License Application submission for Novavax’s prototype COVID-19 vaccine and submissions for its updated COVID-19 vaccine in Europe, the availability of its updated COVID-19 vaccine, the fall 2023 and future COVID-19 market, and the timing of delivery and distribution of its vaccine are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, Novavax’s ability to successfully manufacture, distribute, or market its updated COVID-19 vaccine for the 2023-2024 vaccination season; challenges satisfying, alone or together with partners, various safety, efficacy, and product characterization requirements, including those related to process qualification, assay validation and stability testing, necessary to satisfy applicable regulatory authorities; challenges or delays in conducting clinical trials; challenges or delays in obtaining regulatory authorization for its product candidates, including its updated COVID-19 vaccine in time for the 2023-2024 vaccination season or for future COVID-19 variant strain changes; manufacturing, distribution or export delays or challenges; Novavax's exclusive dependence on Serum Institute of India Pvt. Ltd. and Serum Life Sciences Limited for co-formulation and filling and PCI Pharma Services for finishing Novavax’s COVID-19 vaccines and the impact of any delays or disruptions in their operations on the delivery of customer orders; difficulty obtaining scarce raw materials and supplies; resource constraints, including human capital and manufacturing capacity, and constraints on Novavax’s ability to pursue planned regulatory pathways, alone or with partners, in multiple jurisdictions simultaneously, leading to staggered regulatory filings, and potential regulatory actions; the loss of future funding from the U.S. government; the potential for an unfavorable outcome in disputes, including the pending arbitration with Gavi; challenges in implementing its global restructuring and cost reduction plan; Novavax’s ability to timely deliver doses; challenges in obtaining commercial adoption and market acceptance of its updated COVID-19 vaccine, NVX-CoV2373 or any COVID-19 variant strain-containing formulation; challenges meeting contractual requirements under agreements with multiple commercial, governmental, and other entities, including requirements to deliver doses that may require Novavax to refund portions of upfront and other payments previously received or result in reduced future payments pursuant to such agreements; challenges related to the seasonality of vaccinations against COVID-19; and those other risk factors identified in the "Risk Factors" and "Management's

Discussion and Analysis of Financial Condition and Results of Operations" sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)

Revenue:
Product sales	$2,231	$626,091	$279,937	$1,267,174
Grants	164,922	106,273	389,380	313,348
Royalties and other	19,833	2,213	23,046	43,951
Total revenue	186,986	734,577	692,363	1,624,473
Expenses:
Cost of sales	98,929	434,593	188,792	720,874
Research and development	106,229	304,297	572,805	977,428
Selling, general, and administrative	107,460	122,876	313,709	327,028
Total expenses	312,618	861,766	1,075,306	2,025,330
Loss from operations	(125,632)	(127,189)	(382,943)	(400,857)
Interest expense	(2,859)	(4,169)	(10,299)	(15,279)
Other income (expense)	(2,982)	(34,783)	26,912	(53,002)
Loss before income taxes	(131,473)	(166,141)	(366,330)	(469,138)
Income tax expense (benefit)	(697)	2,472	343	6,552
Net loss	$(130,776)	$(168,613)	$(366,673)	$(475,690)

Net loss per share
Basic and diluted	$(1.26)	$(2.15)	$(3.94)	$(6.13)
Weighted average number of common shares outstanding
Basic and diluted	103,429	78,274	93,046	77,631

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	September 30, 2023	December 31, 2022
	(unaudited)

Cash and cash equivalents	$651,104	$1,336,883
Total restricted cash	15,259	11,962
Total current assets	1,006,764	1,703,391
Working capital	(461,826)	(756,553)
Total assets	1,657,157	2,258,679
Convertible notes payable*	167,621	491,347
Total stockholders’ deficit	(678,350)	(634,078)

*Included in non-current liabilities as of September 30, 2023, and current and non-current liabilities as of December 31, 2022.

Contacts:
Investors
Erika Schultz
240-268-2022
ir@novavax.com

Media
Ali Chartan
240-720-7804
media@novavax.com